Exhibit 99.1
                                 TIFFANY & CO.
                                  NEWS RELEASE


Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              Jame N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301

                  TIFFANY EXTENDS ITS STOCK REPURCHASE PROGRAM;
                AUTHORIZES ADDITIONAL $100 MILLION OF REPURCHASES

NEW YORK, November 20, 2003 - The Board of Directors of Tiffany & Co. (NYSE-TIF) has extended the Company's stock repurchase program until November 30, 2006 and increased the remaining authorization by $100 million. As increased and extended, the program authorizes up to $116.5 million of repurchases of the Company's outstanding Common Stock in addition to those which have already been made.

To date under this program which was initiated in September 2000, the Company has repurchased 3,253,800 shares at a total cost of $83.5 million.

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany's strong financial position gives us the ability to take this action. Based on our confidence in Tiffany's growth prospects, the Board believes that opportunistically repurchasing shares from time to time can represent an excellent investment for the Company and further enhance long-term value for our shareholders."

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now operated or to be
operated  under  non-TIFFANY  &  CO.  trademarks  or  trade  names.   Additional
information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

This press release contains certain "forward-looking" statements. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                                     # # #